                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Third Quarter Fiscal 2023 Results
•Net sales $792 million vs. $819 million in Q3 2022
•Operating margin 11.8% vs. 11.2% in Q3 2022; adjusted operating margin 12.2% vs. 11.2% in Q3 2022
•Diluted EPS $1.78 vs. $1.67 in Q3 2022; adjusted diluted EPS $1.84 vs. $1.67 in Q3 2022
•Year-to-date operating cash flow $206 million
•$152 million returned to shareholders year-to-date through share repurchases and dividends
•Full year fiscal 2023 outlook1:
◦Net sales of $2.950 billion to $2.965 billion
◦Adjusted operating income of $325 million to $335 million
◦Adjusted diluted EPS of $5.95 to $6.15
◦Operating cash flow of over $350 million
ATLANTA, October 27, 2023 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its third quarter fiscal 2023 results.
“We achieved our sales and earnings objectives in the third quarter,” said Michael D. Casey, Chairman and Chief Executive Officer.
“In our U.S. Wholesale segment, demand for our fall and holiday product offerings was higher than planned. Our wholesale customers entered this year leaner on inventories and they planned consumer demand cautiously for 2023. For the fourth consecutive quarter, we saw higher than planned wholesale demand for our brands which provides fresh product offerings for consumers and better sell-throughs for our wholesale customers.
“In our U.S. Retail segment, our sales trend began to slow in September due largely, we believe, to unseasonably warm weather. This September was the warmest on record, and the higher temperatures weighed on demand for cooler weather product offerings in our stores and online.

“Sales in our International segment were also affected in the latter part of September due to unseasonably warm weather that weighed on demand for cool-weather apparel in Canada.
“Warmer weather continued to weigh on the demand for our brands in the early weeks of the fourth quarter. Where weather is cooler, sales trends have improved. With colder weather on the way, we expect sales trends will improve in the weeks ahead.
“We continued to make good progress reducing our inventories that grew following the historic peak in inflation and related slow-down in consumer demand that began in the first half last year. Inventories at the end of September this year were down over 30% and are expected to be lower in the balance of the year.
“Our progress reducing inventories has significantly improved our free cash flow this year and supported the continued return of excess capital to our shareholders.
“Year-over-year comparability has been distorted in recent years by pandemic-related disruptions, unprecedented government stimulus and historic inflation. Our second half forecasts this year reflect a meaningful improvement in the trend in our sales and earnings relative to last year and the first half of this year.
“We believe this planned improvement reflects the strength of our product offerings, on-time deliveries from Asia, lower product and ocean freight costs and the right-sizing of inventories enabling better sell-throughs and price realization.
“Inflation, generational high interest rates, and the suspension of pandemic-related stimulus payments to child-care centers have weighed on families with young children and their demand for our brands. Thankfully, birth trends in the United States have stabilized after a 14-year decline that began with the Great Recession. With a near 40-year high in weddings last year, continued strength in the labor market, and moderation in inflation, we believe market conditions will improve.
“Carter’s is the best-selling brand in young children’s apparel. We believe our unparalleled market distribution capabilities, and brand reputation for quality and value, will enable Carter’s to continue leading the market and be well-positioned to gain market share in the years ahead.”

1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measurements are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.
Adjustments made to the third quarter and first three quarters of fiscal 2023 results reflect costs related to organizational restructuring. In the first three quarters of fiscal 2022, a pre-tax adjustment of approximately $19.9 million ($15.2 million net of tax, or $0.38 per diluted share) was made related to a loss on early extinguishment of debt.

	Third Fiscal Quarter
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$93.4	11.8%	$66.1	$1.78	$91.6	11.2%	$65.0	$1.67
Organizational restructuring	2.9		2.2	0.06	—		—	—
As adjusted	$96.3	12.2%	$68.4	$1.84	$91.6	11.2%	$65.0	$1.67

	First Three Fiscal Quarters
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$187.3	9.0%	$126.0	$3.36	$269.6	11.7%	$169.9	$4.26
Organizational restructuring	4.4		3.4	0.09	—		—	—
Loss on extinguishment of debt	—		—	—	—		15.2	0.38
As adjusted	$191.8	9.2%	$129.4	$3.45	$269.6	11.7%	$185.0	$4.64
Note: Results may not be additive due to rounding.
Consolidated Results
The discussion of results below is presented on an adjusted (non-GAAP) basis where noted.
Third Quarter of Fiscal 2023 compared to Third Quarter of Fiscal 2022
Net sales decreased $27.0 million, or 3.3%, to $791.7 million, compared to $818.6 million in the third quarter of fiscal 2022. Macroeconomic factors, including inflation, higher interest rates, higher consumer debt levels, and risk of recession negatively affected demand from consumers and wholesale customers. Unseasonably warm weather began to adversely affect demand for our fall and holiday product offerings in September. Our third quarter 2023 performance reflected declines in U.S. Retail and International segment net sales, partially offset by growth in U.S. Wholesale. U.S. Retail and International segment net sales declined 8.2% and 4.5%, respectively. U.S. Wholesale net sales grew 4.1%. U.S. Retail comparable net sales declined 9.9%. Changes in foreign currency exchange rates in the third quarter of fiscal 2023, as compared to the third quarter of fiscal 2022, had a favorable effect on consolidated net sales of approximately $1.2 million, or 0.1%. The decline in third quarter sales of 3.3% reflects an improvement in trend in the business and compares to a 12.5% decline in net sales in the first half of fiscal 2023.
Operating income increased $1.8 million, or 2.0% to $93.4 million, compared to $91.6 million in the third quarter of fiscal 2022. Operating margin increased to 11.8%, compared to 11.2% in the prior-year period, reflecting favorable ocean freight rates, lower inventory provisions, and decreased distribution and freight costs, partially offset by fixed cost deleverage on lower sales, higher performance-based compensation provisions, and increased professional fees. The growth in third quarter operating income of 2.0% reflects an improvement in trend in the business and compares to a 47.3% decline in operating income in the first half of fiscal 2023.
Adjusted operating income (a non-GAAP measure) increased $4.7 million, or 5.2% to $96.3 million, compared to $91.6 million in the third quarter of fiscal 2022. Adjusted operating margin increased to 12.2%, compared to 11.2% in the prior year period, principally due to the factors noted above. The growth in third quarter adjusted operating income of 5.2% reflects an improvement in trend in the business and compares to a 46.4% decline in adjusted operating income in the first half of fiscal 2023.
Net income was $66.1 million, or $1.78 per diluted share, compared to $65.0 million, or $1.67 per diluted share, in the third quarter of fiscal 2022.
Adjusted net income (a non-GAAP measure) was $68.4 million, compared to $65.0 million in the third quarter of fiscal 2022. Adjusted earnings per diluted share (a non-GAAP measure) was $1.84, compared to $1.67 in the prior-year quarter.
First Three Quarters of Fiscal 2023 compared to First Three Quarters of Fiscal 2022
Net sales decreased $212.9 million, or 9.3%, to $2.09 billion, compared to $2.30 billion in the first three quarters of fiscal 2022. Macroeconomic factors, as noted in the discussion of third quarter results above, negatively affected demand from consumers and wholesale customers. U.S. Retail, U.S. Wholesale, and International net sales declined 11.4%, 6.4%, and 8.7%, respectively. U.S. Retail comparable net sales declined 12.8%. Changes in foreign currency exchange rates in the first three quarters of fiscal 2023, as compared to the first three quarters of fiscal 2022, had an unfavorable effect on consolidated net sales of approximately $2.2 million, or 0.1%.

Operating income decreased $82.3 million, or 30.5% to $187.3 million, compared to $269.6 million in the first three quarters of fiscal 2022. Operating margin declined to 9.0%, compared to 11.7% in the prior year period, reflecting fixed cost deleverage on lower sales, higher performance-based compensation provisions, and increased professional fees, partially offset by lower inventory provisions, favorable ocean freight rates, and lower air freight costs.
Adjusted operating income (a non-GAAP measure) decreased $77.8 million, or 28.9% to $191.8 million, compared to $269.6 million in the first three quarters of fiscal 2022. Adjusted operating margin declined to 9.2%, compared to 11.7% in the prior year period, principally due to the factors noted above.
Net income was $126.0 million, or $3.36 per diluted share, compared to $169.9 million, or $4.26 per diluted share, in the first three quarters of fiscal 2022.
Adjusted net income (a non-GAAP measure) was $129.4 million, compared to $185.0 million in the first three quarters of fiscal 2022. Adjusted earnings per diluted share (a non-GAAP measure) was $3.45, compared to adjusted earnings per diluted share of $4.64 in the first three quarters of fiscal 2022.
Net cash provided by operations in the first three quarters of fiscal 2023 was $205.8 million, compared to net cash used in operations of $217.5 million in the first three quarters of fiscal 2022. The improved operating cash flow principally reflected favorable changes in working capital, primarily lower inventories.
See the “Business Segment Results” and “Reconciliation of GAAP to Adjusted Results” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Organizational Restructuring and Corporate Office Lease Amendment
Since the global pandemic, the Company has undertaken several organizational restructurings which have collectively reduced corporate offices headcount by approximately 15%. Actions taken in the first three quarters of fiscal 2023 resulted in a pre-tax charge of $6.2 million related to severance and other termination benefits and are expected to yield ongoing savings of approximately $18 million on an annualized basis.
During the first quarter of fiscal 2023, the Company executed an amendment to the lease of its corporate headquarters in Atlanta, Georgia. As a result of the related reduction in leased office space, the Company recorded a net gain of approximately $1.8 million related to the partial termination of the lease in the first quarter of fiscal 2023. This action is expected to result in approximately $1 million in annualized savings.

Liquidity and Financial Position
The Company’s total liquidity at the end of the third quarter of fiscal 2023 was $945 million, comprised of cash and cash equivalents of $169 million and $776 million in unused borrowing capacity on the Company’s $850 million secured revolving credit facility.
Return of Capital
In the third quarter and first three quarters of fiscal 2023, the Company returned to shareholders a total of $55.4 million and $152.0 million, respectively, through share repurchases and cash dividends as described below.
•Share repurchases: During the third quarter of fiscal 2023, the Company repurchased and retired approximately 0.4 million shares of its common stock for $27.6 million at an average price of $70.69 per share. In the first three quarters of fiscal 2023, the Company repurchased and retired approximately 1.0 million shares of its common stock for $67.5 million at an average price of $69.20 per share. Fiscal year-to-date through October 26, 2023, the Company has repurchased and retired approximately1.2 million shares for $79.4 million at an average price of $68.82 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of October 26, 2023, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $670 million.
•Dividends: In the third quarter of fiscal 2023, the Company paid a cash dividend of $0.75 per common share totaling $27.9 million. In the first three quarters of fiscal 2023, the Company paid cash dividends totaling $84.5 million. Future payments of quarterly dividends will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2023 Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described below, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.

For fiscal year 2023, the Company expects approximately:
•$2.950 billion to $2.965 billion in net sales ($3.21 billion in fiscal 2022);
•$325 million to $335 million in adjusted operating income ($388 million in fiscal 2022);
•$5.95 to $6.15 in adjusted diluted earnings per share ($6.90 in fiscal 2022);
•Operating cash flow of over $350 million ($88 million in fiscal 2022); and
•Capital expenditures of approximately $65 million ($40 million in fiscal 2022).
For the fourth quarter of fiscal 2023, the Company expects approximately:
•$862 million to $877 million in net sales ($912 million in Q4 fiscal 2022);
•$133 million to $143 million in adjusted operating income ($119 million in Q4 fiscal 2022); and
•$2.50 to $2.72 in adjusted diluted earnings per share ($2.29 in Q4 fiscal 2022).
Our forecast for the fourth quarter of fiscal 2023 assumes:
•Improved consumer demand trend relative to the third quarter;
•Cautious inventory commitments by wholesale customers;
•Gross margin expansion, reflecting improved pricing and lower ocean freight rates;
•Lower SG&A expense;
•Higher effective tax rate; and
•Lower average number of shares outstanding.
Unless otherwise noted, the forecast assumptions above for the fourth quarter of fiscal 2023 are relative to the prior-year period. Our adjusted operating income and diluted earnings per share forecasts for fiscal year 2023 exclude pre-tax net charges totaling $4.4 million related to organizational restructuring, which were recorded in the first three quarters of the year.
Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2023 results and its business outlook on October 27, 2023 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations.”
To access the call by phone, please preregister via the following link to receive your dial-in number and unique passcode: https://register.vevent.com/register/BI301b7272d1354e46acb9387786e04584
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the

United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. They are also sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements contained in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: the continuing effects of the novel coronavirus (COVID-19) pandemic; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine and Israel, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates; risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores during the fiscal year; and other risks detailed in the Company’s periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$791,651	$818,624	$2,087,730	$2,300,603
Cost of goods sold	415,254	448,096	1,109,970	1,243,794
Gross profit	376,397	370,528	977,760	1,056,809
Royalty income, net	5,713	7,273	16,573	20,349
Selling, general, and administrative expenses	288,680	286,218	806,988	807,533
Operating income	93,430	91,583	187,345	269,625
Interest expense	8,615	9,712	26,342	33,496
Interest income	(1,064)	(257)	(2,769)	(867)
Other expense (income), net	507	1,270	(518)	776
Loss on extinguishment of debt	—	—	—	19,940
Income before income taxes	85,372	80,858	164,290	216,280
Income tax provision	19,245	15,901	38,300	46,421
Net income	$66,127	$64,957	$125,990	$169,859

Basic net income per common share	$1.78	$1.67	$3.36	$4.26
Diluted net income per common share	$1.78	$1.67	$3.36	$4.26
Dividend declared and paid per common share	$0.75	$0.75	$2.25	$2.25

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Three Fiscal Quarters Ended
	September 30, 2023	% of Total Net Sales	October 1, 2022	% of Total Net Sales	September 30, 2023	% of Total Net Sales	October 1, 2022	% of Total Net Sales
Net sales:
U.S. Retail	$374,796	47.3%	$408,209	49.9%	$1,021,983	49.0%	$1,153,664	50.1%
U.S. Wholesale	300,338	38.0%	288,454	35.2%	767,194	36.7%	819,772	35.6%
International	116,517	14.7%	121,961	14.9%	298,553	14.3%	327,167	14.3%
Consolidated net sales	$791,651	100.0%	$818,624	100.0%	$2,087,730	100.0%	$2,300,603	100.0%

Operating income:		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail	$47,983	12.8%	$57,723	14.1%	$103,132	10.1%	$163,257	14.2%
U.S. Wholesale	65,702	21.9%	39,989	13.9%	147,003	19.2%	134,088	16.4%
International	13,379	11.5%	17,113	14.0%	23,193	7.8%	39,665	12.1%
Corporate expenses (*)	(33,634)	n/a	(23,242)	n/a	(85,983)	n/a	(67,385)	n/a
Consolidated operating income	$93,430	11.8%	$91,583	11.2%	$187,345	9.0%	$269,625	11.7%

(*)    Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

(dollars in millions)	Fiscal Quarter Ended September 30, 2023			Three Fiscal Quarters Ended September 30, 2023
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Organizational restructuring(*)	$0.6	$0.4	$0.3	$—	$0.1	$0.3

(*)Relates to organizational restructuring and related corporate office lease amendment actions. Additionally, the third fiscal quarter and first three fiscal quarters ended September 30, 2023 includes a corporate charge of $1.5 million and $4.1 million, respectively, related to organizational restructuring and related corporate office lease amendment actions.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 30, 2023	December 31, 2022	October 1, 2022
ASSETS
Current assets:
Cash and cash equivalents	$169,106	$211,748	$121,649
Accounts receivable, net of allowance for credit losses of $6,741, $7,189, and $6,290, respectively	240,507	198,587	265,593
Finished goods inventories, net of inventory reserves of $19,014, $19,268, and $25,628, respectively	620,669	744,573	899,326
Prepaid expenses and other current assets (*)	37,604	33,812	59,964
Total current assets	1,067,886	1,188,720	1,346,532
Property, plant, and equipment, net of accumulated depreciation of $605,857, $569,528, and $559,085, respectively	180,888	189,822	181,575
Operating lease assets	506,010	492,335	491,863
Tradenames, net	298,230	298,393	307,456
Goodwill	209,494	209,333	208,454
Customer relationships, net	28,087	30,564	31,386
Other assets	29,211	30,548	30,687
Total assets	$2,319,806	$2,439,715	$2,597,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$222,210	$264,078	$318,026
Current operating lease liabilities (*)	135,865	142,432	141,585
Other current liabilities	106,122	122,439	92,394
Total current liabilities	464,197	528,949	552,005

Long-term debt, net	567,168	616,624	736,448
Deferred income taxes	41,217	41,235	48,930
Long-term operating lease liabilities	427,280	421,741	430,479
Other long-term liabilities	34,633	34,757	41,889
Total liabilities	$1,534,495	$1,643,306	$1,809,751

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,969,967, 37,692,132, and 38,456,219 shares issued and outstanding, respectively	370	377	385
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(29,142)	(34,338)	(40,575)
Retained earnings	814,083	830,370	828,392
Total stockholders' equity	785,311	796,409	788,202
Total liabilities and stockholders' equity	$2,319,806	$2,439,715	$2,597,953
(*)Prepaid expenses and other current assets and Current operating lease liabilities as of October 1, 2022 were revised to reflect the presentation for payments of rent before payment due date of $13.6 million.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net income	$125,990	$169,859
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	45,764	46,011
Amortization of intangible assets	2,805	2,798
(Recoveries of) provisions for excess and obsolete inventory, net	(324)	11,488
Gain on partial termination of corporate lease	(4,366)	—
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	2,807	251
Amortization of debt issuance costs	1,186	1,560
Stock-based compensation expense	14,912	17,221
Unrealized foreign currency exchange (gain) loss, net	(201)	268
Provisions for (recoveries of) doubtful accounts receivable from customers	2,402	(987)
Unrealized (gain) loss on investments	(1,391)	2,414
Loss on extinguishment of debt	—	19,940
Deferred income taxes (benefit) expense	(949)	8,220
Other	—	919
Effect of changes in operating assets and liabilities:
Accounts receivable	(43,623)	(33,697)
Finished goods inventories	127,190	(270,696)
Prepaid expenses and other assets(*)	(3,965)	(11,359)
Accounts payable and other liabilities(*)	(62,447)	(181,690)
Net cash provided by (used in) operating activities	$205,790	$(217,480)

Cash flows from investing activities:
Capital expenditures	$(42,470)	$(26,862)
Net cash used in investing activities	$(42,470)	$(26,862)

Cash flows from financing activities:
Payment of senior notes due 2025	$—	$(500,000)
Premiums paid to extinguish debt	—	(15,678)
Payment of debt issuance costs	—	(2,420)
Borrowings under secured revolving credit facility	70,000	240,000
Payments on secured revolving credit facility	(120,000)	—
Repurchases of common stock	(67,492)	(241,751)
Dividends paid	(84,503)	(89,562)
Withholdings from vesting of restricted stock	(5,007)	(6,850)
Proceeds from exercises of stock options	384	776
Other	—	(919)
Net cash used in financing activities	$(206,618)	$(616,404)

Net effect of exchange rate changes on cash and cash equivalents	656	(1,899)
Net decrease in cash and cash equivalents	$(42,642)	$(862,645)
Cash and cash equivalents, beginning of period	211,748	984,294
Cash and cash equivalents, end of period	$169,106	$121,649
(*)Cash flows for the three fiscal quarters ended October 1, 2022 were revised to reflect the presentation for payments of rent before payment due date of $13.6 million.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended September 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$376.4	47.5%	$288.7	36.5%	$93.4	11.8%	$19.2	$66.1	$1.78
Organizational restructuring (b)	—		(2.9)		2.9		0.7	2.2	0.06
As adjusted (a)	$376.4	47.5%	$285.8	36.1%	$96.3	12.2%	$19.9	$68.4	$1.84

	Two Fiscal Quarters Ended July 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$601.4	46.4%	$518.3	40.0%	$93.9	7.2%	$19.1	$59.9	$1.59
Organizational restructuring (b)	—		(1.5)		1.5		0.4	1.2	0.03
As adjusted (a)	$601.4	46.4%	$516.8	39.9%	$95.5	7.4%	$19.4	$61.0	$1.62

	Three Fiscal Quarters Ended September 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$977.8	46.8%	$807.0	38.7%	$187.3	9.0%	$38.3	$126.0	$3.36
Organizational restructuring (b)	—		(4.4)		4.4		1.0	3.4	0.09
As adjusted (a)	$977.8	46.8%	$802.6	38.4%	$191.8	9.2%	$39.3	$129.4	$3.45

	Three Fiscal Quarters Ended October 1, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,056.8	45.9%	$807.5	35.1%	$269.6	11.7%	$46.4	$169.9	$4.26
Loss on extinguishment of debt (c)	—		—		—		4.8	15.2	0.38
As adjusted (a)	$1,056.8	45.9%	$807.5	35.1%	$269.6	11.7%	$51.2	$185.0	$4.64

	Fiscal Quarter Ended December 31, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$415.5	45.6%	$302.5	33.2%	$109.5	12.0%	$20.3	$80.2	$2.11
Intangible asset impairment (d)	—		—		9.0		2.1	6.9	0.18
As adjusted (a)	$415.5	45.6%	$302.5	33.2%	$118.5	13.0%	$22.4	$87.0	$2.29

	Fiscal Year Ended December 31, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,472.4	45.8%	$1,110.0	34.6%	$379.2	11.8%	$66.7	$250.0	$6.34
Loss on extinguishment of debt (c)	—		—		—		4.8	15.2	0.38
Intangible asset impairment (d)	—		—		9.0		2.1	6.9	0.17
As adjusted (a)	$1,472.4	45.8%	$1,110.0	34.6%	$388.2	12.1%	$73.6	$272.0	$6.90

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross profit, SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(c)Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.
(d)Related to the write-down of the Skip Hop tradename asset.

Note: No adjustments were made to GAAP results in the third quarter of fiscal 2022. Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	36,438,403	38,222,151	36,789,140	39,279,293
Dilutive effect of equity awards	3,881	23,222	3,781	34,835
Diluted number of common and common equivalent shares outstanding	36,442,284	38,245,373	36,792,921	39,314,128
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$66,127	$64,957	$125,990	$169,859
Income allocated to participating securities	(1,267)	(1,013)	(2,254)	(2,478)
Net income available to common shareholders	$64,860	$63,944	$123,736	$167,381
Basic net income per common share	$1.78	$1.67	$3.36	$4.26
Diluted net income per common share:
Net income	$66,127	$64,957	$125,990	$169,859
Income allocated to participating securities	(1,267)	(1,012)	(2,254)	(2,477)
Net income available to common shareholders	$64,860	$63,945	$123,736	$167,382
Diluted net income per common share	$1.78	$1.67	$3.36	$4.26
As adjusted (a):
Basic net income per common share:
Net income	$68,362	$64,957	$129,406	$185,010
Income allocated to participating securities	(1,311)	(1,013)	(2,319)	(2,711)
Net income available to common shareholders	$67,051	$63,944	$127,087	$182,299
Basic net income per common share	$1.84	$1.67	$3.45	$4.64
Diluted net income per common share:
Net income	$68,362	$64,957	$129,406	$185,010
Income allocated to participating securities	(1,311)	(1,012)	(2,318)	(2,710)
Net income available to common shareholders	$67,051	$63,945	$127,088	$182,300
Diluted net income per common share	$1.84	$1.67	$3.45	$4.64

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $2.2 million and $3.4 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 30, 2023, respectively. The Company has excluded $15.2 million in after-tax expenses from these results for the three fiscal quarters ended October 1, 2022.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Three Fiscal Quarters Ended		Four Fiscal Quarters Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022	September 30, 2023

Net income	$66.1	$65.0	$126.0	$169.9	$206.2
Interest expense	8.6	9.7	26.3	33.5	35.6
Interest income	(1.1)	(0.3)	(2.8)	(0.9)	(3.2)
Income tax expense	19.2	15.9	38.3	46.4	58.6
Depreciation and amortization	16.0	17.1	48.6	48.8	65.0
EBITDA	$109.0	$107.4	$236.4	$297.7	$362.2

Adjustments to EBITDA
Organizational restructuring (a)	$2.9	$—	$4.4	$—	$4.4
Loss on extinguishment of debt (b)	—	—	—	19.9	—
Intangible asset impairment (c)	—	—	—	—	9.0
Total adjustments	2.9	—	4.4	19.9	13.4
Adjusted EBITDA	$111.8	$107.4	$240.9	$317.7	$375.7

a.Net expenses related to organizational restructuring and related corporate office lease amendment actions.
b.Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.
c.Related to the write-down of the Skip Hop tradename asset.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (c) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and three fiscal quarters ended September 30, 2023:

	Fiscal Quarter Ended
	Reported Net Sales September 30, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 30, 2023	Reported Net Sales October 1, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$791.7	$1.2	$790.5	$818.6	(3.3)%	(3.4)%
International segment net sales	$116.5	$1.2	$115.4	$122.0	(4.5)%	(5.4)%

	Three Fiscal Quarters Ended
	Reported Net Sales September 30, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 30, 2023	Reported Net Sales October 1, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$2,087.7	$(2.2)	$2,089.9	$2,300.6	(9.3)%	(9.2)%
International segment net sales	$298.6	$(2.2)	$300.7	$327.2	(8.7)%	(8.1)%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.